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IT’S YOUR WORLD.
BUILD IT.®
2015 ANNUAL REPORT
USG ®
ITS YOUR WORLD. BUILD IT. ®

SHAREHOLDER INFORMATION
ANNUAL MEETING OF STOCKHOLDERS The 2016 annual meeting of USG Corporation stockholders will be held at 9:00 a.m. on Wednesday, May 11, 2016 at USG Corporation Headquarters: 550 West Adams Street, Chicago, IL. 60661-3676
AVAILABLE INFORMATION Financial and other information about the Corporation can be found at its website: www.usg.com. The Corporation has made available on its website its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as possible after such material is electronically filed with or furnished to the Securities and Exchange Commission. If you wish to receive a paper copy of any exhibit to the Corporation reports filed with or furnished to the Securities and Exchange Commission, such exhibit may be obtained, upon payment of reasonable expenses, by writing to: Corporate Security, USG Corporation, P.O. Box 6721, Chicago, IL 60680-6721.
STOCK TRANSFER AGENT AND REGISTRAR Computershare Trust Company 877.360.5385 For regular mail: P.O. Box 30170 College Station, TX 77842-3170 Street address for overnight delivery: 211 Quality Circle, Suite 210 College Station, TX 77845 Lockbox address for voluntary contributions: P.O. Box 43081 Providence, RI 02940-3081 STOCK LISTINGS USG Corporation common stock is listed on the New York and Chicago stock exchanges and is traded under the symbol USG.
INQUIRIES Investment community: Investor Relations 312.436.5304 Media: Corporate Communications 312.436.6511
GENERAL OFFICES Mailing address: P.O. Box 6721 Chicago, IL 60680-6721 Street address: 550 West Adams Street Chicago, IL 60661-3676 Telephone: 312.436.4000

IT’S YOUR WORLD.
BUILD IT.®
2015 ANNUAL REPORT
2 Letter from the Chairman
4 Progress in 2015: Key Accomplishments
6 Our Plan to Win
8 Strengthen Our North American Manufacturing and Distribution Business
10 Diversify Our Earnings in International Markets
11 Differentiate Our Products and Services Through Innovation
12 Our Leadership
14 Putting Customers at the Center of our Business
16 Focusing on Safety
17 High-Quality, Innovative Products
18 Our People
20 Valuing Diverse Experiences and Perspectives
21 Leadership at Every Level
22 Our Citizenship
24 Reducing Our Environmental Footprint
25 A Positive Force in Our Communities
26 Celebrating Employee Excellence
28 Directors and Executive Officers
29 Shareholder Information
USG ®
ITS YOUR WORLD. BUILD IT. ®
The trademarks SHEETROCK, DUROCK, ECOBLUEPRINT, ECOCAP, PLUS 3, SECUROCK, and ULTRACODE, the USG logo, IT’S YOUR WORLD. BUILD IT., and related marks are trademarks of USG Corporation or its affiliates.
The trademark ExoAir is a trademark of Tremco Incorporated.
© 2016 USG Corporation and/or its affiliates.
All rights reserved.

DEAR FELLOW SHAREHOLDERS
When I became your CEO in 2011, our company was facing a business environment that made recovery from the recession in the building industry difficult to envision. In my letter to you that year, I said I was confident we would emerge from the recession a stronger company. To make that goal a reality, we developed Our Plan to Win, a three-pronged strategy focused on Strengthening our Core, Diversifying our Earnings and Differentiating through Innovation.
Five years later, I am pleased to tell you USG is, indeed, a stronger company and we are winning. We are more efficient, more focused on the growth of our businesses and we are paving the path for even greater success. We created new products, forged new partnerships and we are leading the industry in developing advanced manufacturing strategies that we anticipate will transform our company.
2015 was a year of progress. Our operational performance — safety, quality and customer service — was excellent, and we executed on the strategic priorities in Our Plan to Win. Adjusted net income* increased more than 75 percent to $259 million, and we expanded operating margins in all of our core segments. A great example of how we are making our business leaner and more profitable is that we earned $381 million of operating profit in a year that saw 1.1 million housing starts. That is the highest level of operating profit since 2006 when there was 1.8 million housing starts.
The growth of our business and improved profitability is the result of the hard work and commitment to continuous improvement on the part of every member of the USG team. We are becoming ambidextrous — funding key growth initiatives and lowering our breakeven at the same time. Innovative programs such as Lean Six Sigma allow us to be more efficient and reduce costs. Our transformation into a leaner, more agile organization enhances our position as the industry leader in building materials and technologies.
This annual report will provide an overview of accomplishments over the past year in four important areas: Our Plan to Win, Our Leadership, Our People and Our Citizenship.
Our Plan to Win
We Strengthened the Core with targeted investments such as the expansion of our Plaster City manufacturing plant, which enabled us to better serve customers on the West Coast with Glass-Mat and specialty panels, and the Order-to-Cash technology project that will help make us even easier to do business with by simplifying our order and payment process. We had an intense focus on process efficiency and cost reduction. Working Capital initiatives saved approximately $50 million in cash. We Diversified our Earnings as we completed our first full calendar year with USG Boral as a part of our portfolio, earning $48 million in equity income. We experienced rapid growth in our Substrates business, especially with our roofing and flooring products and systems. And, we Differentiated through Innovation with more than 25 new products to meet our customers’ evolving needs, including our Securock® ExoAir® 430 System. We also launched four high-performance ceilings products and expanded our structural panel line with dramatic growth in revenue and profitability. Our Plan to Win guides our priorities and focuses our efforts — and it showed in our strong results for 2015.
Our Leadership
We have a legacy of industry leadership in our technology, our products and our service — and we continued to build on that track record this year. I’m proud to say that our efforts did not go unnoticed. Among the many recognitions we received were “Innovator of the Year” by the Executives’ Club of Chicago for USG Durock™ Brand EcoCap™ Self-Leveling Underlayment, a product that offers a significant reduction in several environmental impacts, and “Preferred Wallboard” for our USG Sheetrock® Brand UltraLight by Home Depot’s magazine, Pro Construction Guide. We were also ranked the number one brand in wallboard and underlayments in a 2015 brand use study by Builder, the National Association of Home Builders’ magazine.
Our People
Our employees are the heart of our company and we are working hard to make USG a great place to work for an increasingly diverse workforce. We launched our
*Adjusted net income and free cash flow are non-GAAP financial measures. Please refer to “Reconciliation of GAAP and Non-GAAP Information” on page 29 of this Annual Report for a reconciliation to the most directly comparable financial measures in accordance with GAAP.

USG ANNUAL REPORT 2015 / 3
inaugural Diversity & Inclusion Report in 2015, which showcases the progress we are making in this area. We are pleased to be recognized for many of our workplace programs, such as being named a “Top Employer” at several of our manufacturing locations.
We have teams of employees who are committed to working safely every minute, every task and every day. More than half of our manufacturing operations surpassed 1 million hours without a lost time injury and many of our distribution branches have operated for years without a lost time injury. Our dedication to safety earned us the recognition of one of “America’s Safest Companies” by Environmental, Health and Safety Today.
Our Citizenship
We are dedicated to being a positive force in the communities where we operate and where our employees live and work. We are focused on creating sustainable products and manufacturing processes. Our Ecoblueprint® outlines our strategy for environmental sustainability. We have a great story to tell about the environmentally responsible way we manufacture and distribute our products and solutions to help customers meet their environmental goals.
We support our communities through philanthropy, volunteerism and community service, such as our incredibly successful nationwide food drive, during which our employees across the country donated 125,000 pounds of food to people in need in their local communities. We are working to raise awareness on issues important to our industry and our communities such as Science, Technology, Engineering and Math (STEM) education and opportunities for women in manufacturing.
Looking Ahead
As I reflect on the year, I am proud of our many accomplishments. They demonstrate that Our Plan to Win is working. As pleased as I am with 2015, I am even more excited about our future. Our tagline — It’s Your World, Build It.® — is a reflection of our commitment to helping our shareholders, customers, employees and communities build a bright future.
Thank you for your continued support.
James S. Metcalf
Chairman of the Board,
President and
Chief Executive
Officer

4 \ USG ANNUAL REPORT 2015

PROGRESS IN 2015: KEY ACCOMPLISHMENTS

OUR PLAN TO WIN

ADJUSTED NET INCOME*

75+% INCREASE

$146M 2014

$259M 2015

FREE CASH FLOW*

478% INCREASE

$41M 2014

$237M 2015

2015 OPERATING PROFIT **$381M**

135% INCREASE over 2014

Realized **OPERATING MARGIN EXPANSION** in **ALL** segments

GENERATED THE MOST OPERATING PROFIT SINCE 2006 when demand was **50%** HIGHER

USG BORAL GENERATED

$38M of cash dividends paid to USG

$48M equity method income

Working capital initiatives **saved approximately**

$50M IN CASH

*Adjusted net income and free cash flow are non-GAAP financial measures. Please refer to "Reconciliation of GAAP and Non-GAAP Information" on page 29 of this Annual Report for a reconciliation to the most directly comparable financial measures in accordance with GAAP.

USG ANNUAL REPORT 2015 / 5

OUR LEADERSHIP

NAMED INNOVATOR OF THE YEAR by the Executives' Club of Chicago

CHOSEN AS PREFERRED WALLBOARD by *Pro Construction Guide,* Home Depot's magazine

Launched 25 NEW PRODUCTS in 2015

RANKED #1 BRAND in wallboard and underlayments *2015 BUILDER* brand use study

ACHIEVED RECORD LOST TIME INJURY PERFORMANCE

MANUFACTURING **17x** lower than industry norms

DISTRIBUTION **6x** lower than industry norms

OUR PEOPLE

Named one of "AMERICA'S SAFEST COMPANIES" By *Environmental, Health and Safety Today*

Named one of the "TOP WORKPLACES" By *Detroit Free Press*

Increased the number of NEW FEMALE ENGINEERS HIRED on college campuses by **300%** since 2009

Celebrated diversity and inclusion through our 6 EMPLOYEE RESOURCE GROUPS

OUR CITIZENSHIP

COLLECTED **125k lbs** of food in our company-wide food drive across 90 locations throughout North America — **UP 11%** from 112k in 2014

Started MATCHING EMPLOYEE VOLUNTEER HOURS with a donation to the respective organization

Member of the ASTM INTERNATIONAL COMMITTEE E60 on Sustainability

100% of our wallboard paper faces are from recycled paper

6 \ USG ANNUAL REPORT 2015
OUR PLAN TO WIN
Strengthen, Diversify, Differentiate
Delivering value for our customers, shareholders and employees requires a deep commitment to continuous improvement and a steadfast belief there is always opportunity to grow. Each and every day, our employees look for ways to increase the efficiency of our processes and enhance the services we provide to customers. Our Plan to Win guides our efforts and centers around three fundamental pillars:
STRENGTHEN
the core of our North American manufacturing
and distribution business;
DIVERSIFY
our earnings in international markets
and through product adjacencies; and
DIFFERENTIATE
our products and services through innovation.
To Strengthen the Core, we focused on safety, quality and cost performance, and saw improvement in all three areas. U.S. Gypsum wallboard sales was up nearly 4 percent, and we saw strong growth in our specialty panels division. We also leveraged our high performance ceilings line to fuel interiors growth. We invested in the safety and development of our people through ongoing training and professional development programs. We are already seeing solid results from these investments.
The first full year of USG Boral made a substantial impact on our strategy to Diversify Earnings in international markets, as we were able to capture growth. We launched USG Sheetrock® brand wallboard in several Asian countries, including Vietnam, and we inspired builders in Indonesia to change from block walls to plasterboard.
We also saw success in diversifying our earnings through product adjacencies, with our substrates and surfaces lines realizing significant growth.
Our efforts to Differentiate through Innovation are paying off as we continue to develop new building materials and technologies. We know a sustained investment in innovation – which is one of our core values – will be essential to continue improving the way we do business. We commercialized the Securock® ExoAir® 430 System, the first-ever barrier panel that fully protects buildings from air, water, vapor and thermal factors. In addition, we established a Building Science & Technology Commercialization team to accelerate big ideas now and in the years to come. Through the joint efforts of our teams, customers and communities, it is clear we made great progress on each of the pillars of Our Plan to Win in 2015, which has helped us profitably grow our business. The following pages will take you through some of our key achievements and milestones and introduce you to the people who made it all possible.

USG ANNUAL REPORT 2015 / 7



52 MANUFACTURING LOCATIONS

142 DISTRUBUTION BRANCHES IN **35** STATES

NEARLY **2,000** ACTIVE U.S. AND INTERNATIONAL PATENTS

USG BORAL OPERATIONS



Established the Oman plant, our first plasterboard plant outside of North America in over **20 YEARS**

25 plasterboard lines

37 manufacturing operations

12 countries in Asia, Australasia and the Middle East

Launched a number of new products, including

- Securock® Exoair® 430 System
- USG Durock™ Brand UltraLight Foam Tile Backerboard
- Four new Glass-Mat Products
- High-Performance Ceilings

Established the Eureka Grant Program at our Corporate Innovation Center to foster new ways of thinking by granting initial funding for new concepts that have the potential to generate sustainable competitive advantages for us

Introduced "USG Testing Services" through the Corporate Innovation Center, using state-of-the-art facilities to provide testing and certification services to customers, suppliers and companies in related industries

8 \ USG ANNUAL REPORT 2015
OUR PLAN TO WIN
Strengthen Our North American Manufacturing and Distribution Business
Investing in Next Generation Manufacturing
We constantly search for ways to be more efficient and effective in our processes, and our advanced manufacturing platform is helping to guide these efforts. We created our Center for Manufacturing Excellence at our East Chicago, Indiana, manufacturing plant last October to pilot “next generation” manufacturing strategies. These strategies allow us to produce higher quality products faster, safer and at a lower cost.
Employees at the East Chicago Center for Manufacturing Excellence review advanced controls that help monitor production.
To launch our Center for Manufacturing Excellence, the plant team is working closely with our Innovation and Technology experts to deploy advanced controls that use real-time production data to reduce waste, downtime, energy and effort. The outputs give us the operational flexibility we need to meet increasing customer demands by speeding up our ability to design, manufacture and deliver to our customers. “We strive to deliver stronger results for our shareholders, as well as new and innovative products for our customers,” said Dominic Dannessa, executive vice president, chief operations and innovation officer. “With the establishment of the Center for Manufacturing Excellence and our engineering expertise, we can do just that. The combination of these strengths accelerates our development of proprietary technologies, and we are excited to see the great work that results from this collaboration.”
Our Center for Manufacturing Excellence offers a glimpse into the future of our Innovation and Technology group, which will focus on advanced manufacturing, open innovation, R&D, forward thingking process development and increased speed-to-market for new products.
Completed wallboard rolls off the manufacturing line at the East Chicago plant in Indiana.

USG ANNUAL REPORT 2015 / 9
Driving Operational Efficiencies Through our L&W Dispatch & Delivery Project
Strengthening Our Core is about doing what we do best while finding ways to be smarter, faster and more cost effective. In our L&W Supply distribution business, we used Lean Six Sigma to do just that. The L&W Dispatch and Delivery Project centered on finding opportunities to increase truck utilization while reducing delivery costs.
New technology provides L&W Dispatch with real-time delivery data for job sites like this one in Seattle.
The project team collaborated to identify a way to leverage a forward-looking dispatch and delivery system to better plan deliveries, improve truck capacity utilization and drive profitable growth.
The technology also provides reporting to L&W’s leadership team for use as a real-time management tool to drive operational efficiencies and fleet optimization. Our new process shortens delivery times, getting our products into customers’ hands faster, and allows our teams to proactively contact our customers when their delivery is on its way and completed. This strategic solution is one of many that represent the talent of our teams and their ability to differentiate us in the marketplace by delivering a consistently superior experience to our customers.
When the project reaches completion in the second quarter of 2016, we expect the new dispatch and delivery process and technology will increase average truck utilization from 75 percent to over 80 percent. We anticipate this will realize an annual savings of nearly $1 million in 2016, $2.2 million in 2017 and $3-3.5 million in 2018.
We unveiled our revitalized packaging to reflect our brand identity and our commitment to safety. The new packaging is easier for our customers to find and use, and it meets Occupational Safety and Health Administration’s (OSHA) Globally Harmonized System of Classification and Labeling.

10 \ USG ANNUAL REPORT 2015
OUR PLAN TO WIN
Diversify Our Earnings in International Markets
Tapping Our Global Team to Grow Our Business in Asia and Australia
We formed USG Boral in 2014 to combine our best-in-class building products and technologies with Boral’s leading plasterboard manufacturing and distribution footprint in Asia and Australia. This strategic 50/50 joint venture, USG Boral, is now a successful part of our business that helps expand our international footprint and Diversify Our Earnings.
We are committed to USG Boral’s growth and making a strong impact on our new market. For example, we partnered with Zawawi Minerals LLC on joint ventures for gypsum mining and processing in the Sultanate of Oman. As part of this collaboration, a team from North America helped establish a new wallboard plant in Oman, the first non-North American plant opened in the last 20 years.
Led by start-up manager Todd McMichael, the new wallboard plant was built and launched with an Overall Equipment Effectiveness exceeding 90 percent from the first day of operation. The plant has full capabilities to make specialty boards with an annual capacity of 8 million square meters. It qualifies as the first UL certified plant within the USG Boral manufacturing network.
Another cross-border team worked together to implement our manufacturing technology in key plants across Australia and Asia.
As a result of these and other initiatives, we are capturing new business and growing our company. Our network of experts and the their ability to collaborate across boarders will help enable us to flourish in the future as we continue to grow our global presence.
Todd McMichael, start-up manager, joins his team to celebrate the opening of our plant in Oman.
USG Boral ceilings are featured in one of the world’s largest construction projects, the Wheatstone Project in Onslow, Western Australia.
Pas Daskalakis, architectural and specifications manager for USG Boral, blended function and design to give a bomb-proof bunker at this liquefied natural gas plant a stunning ceiling.

USG ANNUAL REPORT 2015 / 11
Differentiate Our Products and Services Through Innovation
Driving the Industry’s Future at Our Corporate Innovation Center
From USG Sheetrock® Brand Panels in the early 1900s to the USG Sheetrock® Brand UltraLight Gypsum Panels of today, we have been leaders in bringing innovative building materials and technologies to the residential and commercial construction industry for more than 110 years. Developing groundbreaking solutions is how we pave the way, and it’s how we do things better, smarter and faster for our customers. We have a strong team of scientists and researchers dedicated to living our core value of innovation at our Corporate Innovation Center (CIC) in Libertyville, Illinois. It is there that our team of forward-thinking professionals from the fields of materials science, engineering, analytical chemistry and architecture create products and technologies that will define our industry well into the future. The CIC also plays a key role in another one of our core values: safety. Our team of experts is instrumental in ensuring all of our products are safe well before they go to market through vigorous testing. They use unique fire, acoustical, structural and environmental testing capabilities to evaluate products and systems while doing chemical analysis to ensure product safety and quality.
We have over 1,500 years of combined experience, hold approximately 2,000 active U.S. and international patents and over half of our CIC employees hold advanced degrees in their fields.
Our current focus at the CIC is accelerating commercialization of our innovation initiatives to meet our customers’ needs. We are constantly enriching our robust pipeline of ideas which drives differentiation and provides us with competitive advantage. Our teams at the CIC and throughout the business are focused on collaboration, efficiency and new ideas which further align to Our Plan to Win and its successful execution.
“Our CIC teams are rich in diversity of thought and experience, which is what we need to develop game-changing ideas. We work hand-in-hand with partners throughout our company to think ahead for our customers and develop innovative products to help them succeed.”
— Dr. Srinivas Veeramasuneni, vice president, Corporate Innovation Center

12 \ USG ANNUAL REPORT 2015
OUR LEADERSHIP
As a market leader, we need to consistently demonstrate our value and the impact our products have within our industry. It is a responsibility we take very seriously and it is why our customers rely on us. While we have established ourselves at the forefront of the building and manufacturing industry, we are not content to sit on our past achievements. Our successful track record motivates us to forge new paths.
Our commitment to customers informs every action plan we implement and every project we undertake. We find creative ways to foster relationships with customers, hosting events like the first-ever Build It Marketing Tour last year. It provided the opportunity to hear from our customers, listen to their feedback and incorporate it into our processes. Additionally, our customers interacted with our products and saw our new innovations.
We pride ourselves on being attuned to the needs of our customers and respecting their trust, and always going the extra mile.
2015 also saw great strides in expanding our growing portfolio of products and in
Diversifying Our Earnings. Since our earliest
days, our passion for innovation has propelled us forward, leading to nearly 2,000 active U.S. and international patents that represent key milestones in our industry. This year, we introduced 25 new products, including the acclaimed Securock® ExoAir® 430 System, which efficiently controls the air, water and vapor levels in buildings. By researching, testing and developing new design solutions, we have created products that are stronger, lighter and more sustainable than ever.
As leaders, we go above and beyond to deliver results, and we take decisive actions to safeguard the well-being of our employees and the communities we serve. By equipping ourselves with the latest safety knowledge, we act swiftly to adapt our policies and to educate our customers and teams. Not only have our efforts to improve safety earned us the trust of those we protect, they have distinguished us in our field. Our plant in Galena Park, Texas, surpassed 9,000 days and 9,000,000 hours without a lost time injury, setting a new industry record.
Our leadership has never been stronger, and the following stories will introduce you to a sample of the milestones we worked hard to achieve in 2015. We expanded our innovation efforts, diving into new technologies while remaining true to our longstanding tradition of excellent customer service.
What makes our buildings and our organization endure throughout the years? Any USG customer or team member will tell you that the key to success is a solid, resilient core. That’s why we focus on our values of safety, integrity, innovation, quality, diversity, efficiency and service in every aspect of our business, giving us the best foundation to continue growing.

USG ANNUAL REPORT 2015 / 13

A Timeline of Our Industry Game-changers

We have nearly 2,000 active U.S. and international patents which are the result of groundbreaking innovations over the years. We've been pushing the building industry forward as an innovator and leader, and we still are today. We continue to innovate and introduce new advancements that will support the spaces where we work, the buildings where we learn and the places we call home.


1916
USG Sheetrock® brand gypsum panels
1960s
Lightweight Metal Framing, Shaft Wall Systems
1900
1920
1940
1960
1980
2000
1940s
Fire Resistant gypsum panels
2010s
USGSheetrock® UltraLight gypsum panels

Leading the Industry in Health and Safety

Operate
6-17x
better than safety norms

14 MANUFACTURING LOCATIONS AND **3** DISTRIBUTION FACILITIES

have qualified as Stars under the U.S. Government Occupational Safety and Health Administration's Voluntary Protection Program

CHARTER MEMBER
of the National Safety Council

Our Galena Park, Texas, plant surpassed


25 YEARS
WITHOUT A LOST TIME INJURY, SETTING A NEW INDUSTRY RECORD

Earned the Mine Safety and Health Administration/National Mining Association's **"SENTINELS OF SAFETY"** award
15x

14 \ USG ANNUAL REPORT 2015
OUR LEADERSHIP
Putting Customers at the Center of our Business
Customer Focus: Golden Valley Supply
Our motivation to constantly innovate and develop solutions that help businesses grow is driven by one thing - our customers. We approach each new customer project as a joint endeavor born from relationships based on trust and a shared sense of purpose. We understand the need to empower our customers with knowledge of and confidence in our products, and we are committed to fostering relationships that can stand the test of time. Our partnership with Golden Valley Supply Co. (GVS), our largest independent ceilings distributor which serves customers across North Dakota, South Dakota, Iowa, Minnesota and western Wisconsin, is a prime example of how a collaborative customer relationship can yield positive results for both parties.
A Wells Fargo Home Mortgage office in West Des Moines, Iowa, features USG ceiling products supplied by Golden Valley Supply Co.
GVS is a family-owned business spanning two generations. The company carries acoustical and specialty ceilings, acoustical wall panels and Division 10 products. GVS also carries the full line of USG ceiling products, showcased in their offices.
Connie Larson indicates, “Passion is the backbone of our company culture. Our team brings excitement, energy, service, commitment and care to everything they do.” As a result of that passion, every member of the GVS team is committed to superior product knowledge and ensuring they bring to life the “can-do” spirit that has become the hallmark of the GVS customer experience. Delivering that customer experience and being knowledgeable about USG products, the industry and market pricing requires close collaboration. Our strong partnership with GVS means that we work together to represent USG products and find ways to foster relationships in the market.
From large-scale projects like the B.H. Whipple Federal Building in Fort Snelling, Minnesota, to working with architects on specialty designs and improving acoustics in commercial spaces, GVS and USG work together to bring sector expertise and creative solutions with USG ceiling products.
The leadership and passion at every level of GVS sets the tone for a successful partnership that wins in the marketplace. GVS is not only a great customer and integral part of our broader ceilings business, but they serve as a model that we try to replicate with all of our customers.

USG ANNUAL REPORT 2015/15
USG Build It Marketing Tour
“The Build It Tour was a great way to connect with our customers across the country. We had the opportunity to hear their feedback about our products and solutions while introducing them to new products that boost productivity.”
- Rob Waterhouse, senior vice president and general manager, L&W Supply
Our marketing team launched the USG Build It Tour to connect building professionals and contractors with our high-performing products and to drive energy around our brand. The tour stopped at 25 dealer locations where customers participated in interactive events and experienced the latest innovations from USG. The product demonstrations allowed us to develop deeper relationships with our customers, while sharing and receiving key insights, which ultimately led to sales.
Our team in Plaster City, California was chosen to partner with NASA, Honeybee Robotics and The Planetary Society on an innovative venture to field test - in our own gypsum quarry - a planetary deep drill that will one day be sent to Mars. As the only company in our industry to participate in this enterprise, we were honored to play a role in helping to advance the field of science and planetary exploration.

16 \ USG ANNUAL REPORT 2015
OUR LEADERSHIP
Focusing on Safety
Understanding Safety Through Employee Experience
Building a safety-first culture has been a priority since our first years of operation. It is not only the right thing to do for our people, our customers and our business, but it is one of the single most important reasons we continue to operate. In an effort to engage our employees, we launched a company-wide initiative asking them to help us craft a safety vision statement. Teams from every office in every market where we operate submitted videos about what safety means to them. Each submission was inspiring and reinforced the reason we care so much about safety. We want every single one of our employees to have the opportunity to go home every day just as strong and fit as they were when they walked in.
The most recognized submissions, developed by our manufacturing team in Gypsum, Ohio, and our distribution teams in northeast Florida, have been shared with employees as a reminder that safety is our number one priority. Additionally, all submissions inspired our new Safety Vision Statement that guides us everyday.
Our Safety Vision Statement
We will be the industry leader in health and safety by creating an injury-free workplace and modeling safe behaviors for our families, colleagues, customers and communities. We are committed to working safely every minute, every task, every day—so we can live life to the fullest with those who depend on us.
The team from Gypsum, Ohio, created the most recognized plant submission.
This video submission from St. Augustine and Jacksonville got right to the point.

USG ANNUAL REPORT 2015 / 17
High-Quality, Innovative Products
Securock® ExoAir® 430 System
Our philosophy on customer service is simple: we try to anticipate their needs to enable their success. We identified an opportunity to address unmet needs when contractors spoke of the difficulties involved with installing air and moisture barriers in buildings. Air barriers control airflow to make buildings energy efficient, but installation is not only time intensive and cumbersome, but also requires careful attention to details around safety and health concerns. To help mitigate the concerns and effectively inhibit airflow, we teamed up with Tremco Commercial Sealants & Waterproofing to create a building envelope system. After four years of research and development, our partnership paid off with the launch of the Securock® ExoAir® 430 System.
This integrated system combines USG’s Securock® brand Glass-Mat Sheathing and Tremco’s fluid applied air/water barrier membrane into one effective barrier panel. Once installed, the system regulates air movement throughout the building and serves as a weather-resistant barrier, keeping water out while allowing water vapor to pass through. The system’s new technology enhances convenience, simplifies installation and results in impressive control of air, water and vapor. Besides making buildings energy efficient, which reduces heating and cooling costs for occupants, the Securock® ExoAir® 430 System benefits the environment by reducing worksite waste.
Thanks to the efforts of Account Representative Ross Stenzel, the Securock® ExoAir® 430 System received a positive reception in the St. Louis, Missouri, marketplace. Through his enthusiastic promotion of the new product and strong relationships with contractors and distributors, Stenzel secured opportunities for Securock® ExoAir® 430 in two key 2015 projects, the Lincoln Sparta Elementary School and Sarah Bush Cancer Research Center.
The launch of Securock® ExoAir® 430 is a testament of Our Plan to Win strategy, demonstrating that strong execution and a long-term vision for our high-quality product allows our customers to succeed. It helped diversify our earnings by significantly increasing our presence and credibility in the building envelope market.
Sarah Bush Cancer
Research Center,
Effingham, Illinois
Working Together: Creating the USG Durock™ Brand Glass-Mat Tile Backerboard
Employees from across our business demonstrated the power of collaboration by creating our new Durock™ Glass-Mat Tile Backerboard, a water-resistant, easy-to-use panel for walls, floors and ceilings. Combining their unique areas of expertise, we were able to create a successful product designed to meet our customers’ needs.

18 \ USG ANNUAL REPORT 2015
OUR PEOPLE
We know that building great products takes great people. That’s why we seek out and cultivate talented minds to bring new perspectives and passion to our company. For more than a century, we have developed technologies that have revolutionized our industry, and during this time, we saw several generations of families work with us, often contributing to our many industry-leading products and innovations over the years. Our dedication to our core values—safety, innovation, integrity, diversity, service, quality and efficiency—is what makes us a great company for our employees, our customers and our communities. One of these values—diversity—is crucial to our ability to attract and retain talented employees, connect with an increasingly diverse customer base and be a more effective competitor in the global marketplace.
We honored the diversity of our employees, customers, shareholders and suppliers in a new way through our 2015 Diversity & Inclusion report. As an Equal Opportunity Employer committed to a culturally rich workforce, we’re proud of the diversity initiatives we’ve implemented to raise the quality of our work environment and employee well-being. It’s a way-of-life that directly affects our success.
In addition to our diversity initiatives, we are empowering employees at every level to uncover industry-changing opportunities and innovations. Whether it’s helping to build-up our communities or envisioning the cities and skylines of the future, the individual contributions of our employees is advancing our culture and helping us build a better world. This year, we were honored to receive a number of accolades recognizing our people, our practices and our dedication to safety. Many of our plants were recognized for being great places to work because of employee engagement, strong internal communications and their dedication to others. Our leading safety practices – reinforced through our safety vision statement – were also recognized and honored. We are excited at the progress we have made to build a workforce and workplace that is more flexible, more diverse and more intellectually curious. Across the board – in our headquarters, our Corporate Innovation Center, our manufacturing plants and distributions branches – we are thinking differently about the future. We are inspiring our teams to succeed and we are driving business performance for our customers and shareholders.
We are inspiring our teams to succeed and we are driving business performance for our customers and shareholders.
Formation of Women in Manufacturing forum to support females in science, technology, engineering and Incorporation of mathematics
Incorporation of Diversity as a core value
Initiation of Diversity and Inclusion Champion Recognition ceremony
Creation of Diversity and Inclusion Strategy Council (DISC)
Completion of first all-company diversity event: Food drive raising more than 112,000 pounds of food for local communities
Addition of Domestic Partner benefits

USG ANNUAL REPORT 2015 / 19 Our workforce represents employees with a wide variety of backgrounds, talent, interests, knowledge, experience and cultures. 8,900+ Employees 32.2% of our top 231 leaders are diverse 6 Employee Resource Groups supporting the diversity & inclusion initiative African American Network Latino Employee Network Asian Employee Network USG New Talent Defend the Rock Military ERG Women Rock! 330 EMPLOYEES have been trained as Lean Six Sigma green, black or master black belts, supporting efficiencies in our manufacturing, distribution and corporate areas

20 \ USG ANNUAL REPORT 2015 OUR PEOPLE Valuing Diverse Experiences and Perspectives Inspiring Innovation Through Inclusion: Our 2015 Diversity & Inclusion Report Forging connections across our teams and engaging with diverse perspectives are integral to who we are as a company. Over the last 20 years, we’ve made great progress enhancing our Diversity & Inclusion efforts. We believe that collectively who we are, where we come from and what we’ve experienced as individuals positively influences the way we look at issues and solve problems as a business. We know that leveraging our diversity makes our business stronger. This is reflected in a variety of ways, including seeking out new talent, supporting our communities and developing innovative programs. We value people with interesting perspectives, leadership skills and a strong curiosity to find ways to do things better. And as part of our commitment to our people, we foster an environment of respect by recruiting and retaining high-caliber employees. Today, 55 percent of our salaried full-time hires are diverse, and since 2009, we have increased the number of female engineers hired on college campuses by 300 percent. As we invest in and focus on Diversity & Inclusion, we will continue to use our range of thoughts, talents, interests, experiences, cultures and backgrounds to do things better, smarter and faster for our customers and for each other. “We want our employees to bring their authentic selves to work so we can nurture inclusion and push the envelope. That’s what brings our core values to life.” — Gina Max, senior director, Talent Management & Diversity Samar Emami, senior researcher at our Corporate Innovation Center, works with the Scanning Electron Microscope that allows us to check the quality of our products at the molecular level. USG employees and family members show their pride after volunteering with Chicago Cares.

USG ANNUAL REPORT 2015 / 21 Leadership at Every Level Recognizing the Impact of Our People By motivating and engaging our teams, we maintain best-in-class safety programs, achieve operational efficiencies, deliver higher quality products and services, and become an employer of choice. To us, this instills a “leadership at every level” mentality that we exhibit across our business. “We develop and adhere to safety guidelines that exceed industry standards,” said Brian Cook, executive vice president, chief administrative officer and president of the USG Foundation. “We strive to create an injury-free workplace so we can live life to the fullest with those who depend on us.” Recently, our plants in Alabaster, Detroit and Otsego, Michigan, were recognized as Top Workplaces by the Detroit Free Press for the second consecutive year. These locations demonstrate how trust and teamwork lead to operational excellence and higher employee satisfaction. The award identifies high-performing organizations based solely on employee surveys that measure factors like leadership, communication, career opportunities and work environment. Our Sweetwater, Texas, plant was also named an Employer of the Year by the Texas Workforce Commission for its outstanding commitment to employees and communities. The plant supports its team members by providing special training to help employees expand their skills, while also focusing on engagement through monthly all-plant meetings and a peer review process to resolve conflicts. The Sweetwater team is also positively impacting the community by providing summer jobs and internships for recent graduates, partnering with area school districts and sponsoring charitable events for organizations like Autism Speaks. “We are so proud of our team and of our entire plant network. It’s an honor to be recognized in the industry as a great place to work, and to make a positive difference with our high-quality products.” — Jeff Grimland, plant manager, Sweetwater A Family Tradition There is no greater testament to our ability to create a long-lasting legacy as a great place to work than seeing several generations of families serve in our workforce. We are proud of the family culture we have created and are even prouder of those whose time with us spans generations. Here are a few examples: The Dearman family of Windsor, Nova Scotia, Canada has contributed a combined 160 years of total service at USG. Dumps Dearman, above, proudly wears his grandfather’s hardhat. Both of his grandfathers, Maurice Dearman and Gordon Caldwell, and several brothers and uncles have all been a valuable part of our company. In Baltimore, Maryland, 13 members of the Bullock family have worked at USG since 1950, including (clockwise from top left) Robert Bullock, Raymond Bullock, James Elliot and Joe Bullock. The Houck family has a combined 131 years of experience at USG. Leon, Rodney, Les and Nathan are just a few of the family members who continue the tradition.

22 \ USG ANNUAL REPORT 2015 OUR CITIZENSHIP We are committed to being good corporate citizens in the communities where we live and work. Our mission is to leave the world a better place than we found it by supporting our local communities and implementing responsible environmental practices. Although we dedicate much of our time and energy to improving built environments, we respect the natural environment as well. Our Ecoblueprint® program guides our strategy for environmental sustainability, helping us to efficiently use energy and conserve finite resources in every aspect of our business operations. These goals help us meet current needs of our customers without compromising the needs of future generations. Ecoblueprint® identifies three corporate priorities where we believe we can make the greatest impact on sustainability and the world around us: 1. Develop responsible solutions 2. Enhance energy management 3. Improve resource utilization To develop responsible solutions, our highly-trained researchers assess our environmental impact at every step of the production process: from product development to design and distribution to customer support and vendor relations. Through continual measurements, we hold ourselves accountable as our business model evolves. Our philosophy of continuous improvement also extends to our efforts in enhancing energy management and exploring alternative sources of energy. Following the successful installation of an eight-acre, one-megawatt solar field at our Plaster City plant in California, we saw an opportunity to do even more and this year added a second solar field. Long before environmentalism became mainstream, we took measures to improve resource utilization in our business practices. Over the years, we pioneered ways to use water and other resources more efficiently, reduce and reuse waste, and transform manufacturing secondary waste (byproducts) into valuable new resources. This year, our Rainier plant in Oregon installed a waste reclaim system, which both reduces our eco-footprint and saves us operating costs. Along with sustainability, service is one of our core values and a personal priority for the compassionate individuals that work here. Our employees donate their time and energy to an abundance of worthy causes like Engineers Without Borders, Chicago Cares, American Red Cross, Heartwalk and Habitat for Humanity. Working together, our employees have the power to create a positive impact. More than 6,000 employees at 80 USG locations collected 125,000 pounds of food for our second annual food drive. Additionally, we offer philanthropic support to our communities where we live, work and play through the USG Foundation and Matching Gift Program. Over the years, the foundation has partnered with many local and national charitable organizations focusing on health, social and educational initiatives. We also contribute to building durable communities around the globe and meet the specific regional needs of our various markets meeting.

USG ANNUAL REPORT 2015 / 23 Founding member of the UNITED STATES GREEN BUILDING COUNCIL 200+ products are certified as GREENGUARD Gold low-emitting products Reduced our total energy usage by > 11% since 2008 The Corporate Innovation Center began a relationship with Busy Brains Children’s Museum TO PROMOTE STEM EDUCATION and enthusiasm at an early age United way Our annual campaign raised nearly $150,000 to support community programs through United Way of Metropolitan Chicago and United Way of Lake County, including a matching donation from the USG Foundation

24 \ USG ANNUAL REPORT 2015 OUR CITIZENSHIP Reducing Our Environmental Footprint Rainier Waste Reclaim Accomplishes Environmental and Economic Goals As a company that helps create unique and inspiring spaces, we are dedicated to caring for the most special place of all: our planet. At every step in our business, from formulating our products to incorporating them in eco-conscious projects, we lead the industry with decisions that benefit the environment. The reclaim system in Rainier, Oregon, which reduces our environmental footprint by recycling waste wallboard. We believe that going green is the right thing for our customers, our environment and our business. The new waste reclaim system at our plant in Rainier, Oregon, is a prime example of our success in accomplishing both our environmental and economic goals. The Rainier plant receives new construction waste from an outside source and is partnering with L&W Supply to start a job site pick up program in the Portland, Oregon, area. The waste reclaim system allows the plant to run a higher percentage of waste wallboard, offsetting rock costs and minimizing our global footprint. We make it our responsibility to act with integrity and to respect the environment we call home. Our Rainier plant is an example of how we successfully live this belief through action. Solar Power in Plaster City Reduces Electric Costs by Over $2 Million As a result of a partnership with Green Light Energy Imperial LLC, our Plaster City plant in California last year added a second solar field to provide renewable solar energy to our operations. Combined, the solar fields generate two megawatts of power, which account for approximately 20 percent of the plant’s electricity consumption and represent enough energy to power 2,000 homes. In addition to supplying our plants with renewable, green energy, we anticipate this initiative will reduce electricity costs by over $2 million. “We are always looking at opportunities for our plants to use solar energy, and it made a lot of sense to move forward with this renewable energy investment at our manufacturing plant in Plaster City. This is an exciting project that demonstrates our environmental stewardship and commitment to maintain environmentally-friendly operations.” — Al Zucco, senior director, Energy and Sustainability Solar panels in Plaster City help us offset energy use by approximately 20 percent.

USG ANNUAL REPORT 2015 / 25
A Positive Force in Our Communities
Engineers Without Borders
Supporting the communities we serve is an important part of life at USG, whether it’s our community of coworkers, our local neighborhoods or the natural environment. We aim to go above and beyond as corporate citizens, and that means working together with the people and businesses that live, work and play side-by-side with us. We show our support through volunteer efforts, sustainable development, philanthropic partnerships, charitable donations and local sponsorships.
The spirit of integrity and service we have is the result of the efforts of our dedicated USG teams who volunteer their time to meaningful causes. Aaron Neuman is one such individual. Aaron spends his days as a structural design supervisor, but outside of work, he uses his engineering abilities for the greater good. Since 2006, Aaron has volunteered his time and talents to Engineers Without Borders (EWB), a non-profit humanitarian organization. EWB supports community-driven development programs worldwide through partnerships that help community members tackle challenges such as water supply, sanitation, energy, agriculture, civil works and structures. Combining efforts, engineers supply the project’s design and most of the fundraising and communities provide labor to carry it out.
Through EWB, Aaron has worked on bridges, schools, wells and water distribution projects, and has been on 12 trips to Guatemala, Honduras and Peru. Aaron spends time volunteering at the Chicagoland Professional Chapter of EWB and serving as a mentor for the Vanderbilt University Student Chapter. At USG, Aaron often works with project engineers, who tend to be college students or recent graduates.
“I enjoy walking them through the projects, helping them better understand the goals they’re trying to achieve and supporting them as they develop their engineering abilities,” Aaron said. “I feel empowered knowing that the mentoring we provide is building a new generation of engineers who have a love for solving the world’s problems.” Aaron’s experiences with EWB were showcased at a Lunch & Learn with his colleagues to highlight opportunities for his co-workers to become involved.
Aaron Neuman leads a team of volunteers on a trip to Central America with Engineers Without Borders.
Aliquippa Gas Telemetry Project
We recently outfitted a natural gas pipeline at our plant in Aliquippa, Pennsylvania, with telemetry equipment that allows our team to remotely monitor pipeline conditions with precision and efficiency. If any problematic situations arise on the 2.4 mile pipeline, the telemetry system immediately sends an alert and automatically responds to emergencies.
Our Second Annual Food Drive
Nearly 6,000 employees in over 80 of our locations participated in this important event that helped people all over North America enjoy meals during the holiday season.
We are proud to have collected over 125,000 POUNDS of food, compared to 112,000 pounds in 2014. This equals roughly 104,000 MEALS 10,000 more meals than in the 2014 food drive.

26 \ USG ANNUAL REPORT 2015
CELEBRATING EMPLOYEE EXCELLENCE
Our employees are the core of our success, and we develop leaders at every level who have a relentless desire to serve our customers and uncover new opportunities. We value people with diverse experiences and perspectives who are committed to our core values, possess an intellectual curiosity to meet new challenges and solve complex problems.
We continue to focus on being a great place to work, and we celebrate our teams’ accomplishments with a variety of awards and recognition.
VIP AWARDS
The VIP Program recognizes and rewards employees for exceptional contributions to our Values, Innovation and Profitability. The highest level of recognition in the VIP program is the CEO Award, given to those members of our team who demonstrate above-and-beyond dedication to improving our business.
Tom Foley - Director, Employee Benefits
Jared Fry - Product Manager, CGC
Scott Grieve - Sales Manager, South Central Region, L&W
Supply
Raymond Kaligian - Director, Business Management
Brook Klawitter - Director, Financial Shared Services
Tami Kucera, Director, Employee Benefits
DIVERSITY & INCLUSION AWARDS
Our Diversity & Inclusion Strategy Council recognizes individuals or teams that demonstrate an outstanding commitment to promoting diversity of thought, culture, experience, background and knowledge in the workplace. They help ensure everyone feels welcome regardless of age, gender, gender identity, ethnicity, religion or sexual orientation.
African American Network MVP
Lisa Jones, Associate, General Plant Finance
Asian Employee Network MVP
Dave Song, Director, Gypsum Panels Lab
Defend the Rock MVP
Paul Furman, Manager, National Accounts
Latino Employee Network MVP
Yecenia Zamorano, Administrative Manager, Sales & Marketing Services
USG New Talent MVP
Christian Shonkwiler, Analyst, Finance Shared Services
WomenRock! MVP
Kaitlyn Henderson, Specialist, Corporate Communications
Manufacturing Facilities of the Year
Bridgeport, AL: Matt Taylor, Plant Manager
Libertyville, IL: Dr. Srinivas Veeramasuneni, Vice President, Corporate Innovation Center
L&W Supply Branch of the Year
CALPLY: Nigel Smith, Branch Manager, San Diego, CA
Leadership at Every Level
Victoria Gutowski, Manager, Travel and Food Services Sarah Messa, Loading Manager, Mill and Packing
Luminary of the Year
Pete Savu, Senior Vice President, Manufacturing & Global Supply Chain

USG ANNUAL REPORT 2015 / 27
PRESIDENT’S CLUB
The President’s Club represents a milestone in a sales representative’s career. This award honors those who have strong success in the promotion and sale of new products, achieve and exceed their operational targets, grow their customer relationships and exhibit a commitment to excellence. Building Systems Bryan Asci Orchard Park, NY Garry Burns Chapin, SC Rich Ferrara New Milford, CT Johnny Hayes Murphy, TX Tom Jameson Merrick, NY Eddie Lopez Chicago, IL Alex MacDonald Gulf Shores, AL Ron McIntire McKinney, TX David Mills Parker, CO Blake Panno Altoona, IA Chuck Peo Brea, CA Hector Pupo Coral Springs, FL Tera Sargant Alpharetta, GA Ernesto Villalobos Granada Hills, CA L&W Supply Roger Barton Algondones, NM Chris Bomar Louisville, KY Sandy Chavez Vernon Hills, IL Joe Desimone East Amherst, NY Sean Feasel Round Rock, TX David Haun Palmetto, FL Jeff Jacobus Bangor, PA Marshall Lee Holladay, UT Mark Lofthus Burnsville, MN Tom Martin Huntington Beach, CA Michelle Olivero Miami, FL Jason Stocker Irmo, SC Tom Stokley Reno, NV Tony Welch Edmond, OK Canada, Mexico and Latin America Federico Cal Montevideo, Uruguay Luis Campa Mexico City, DF, Mexico John D’Agata Montréal, QC, Canada Jon Passerino Mississauga, ON, Canada OPERATIONS EXCELLENCE The L&W Supply Operations Excellence Awards are given to branch managers who go above and beyond in their commitment to safety, customer service and efficiency. The outstanding managers selected for this honor represent the highest-performing of our distribution branches in quality and efficiency. Joel Alberts St. George, UT Lincoln Glasscock Mobile, AL Bob LaCorte South Hackensack, NJ Greg Pielech North Haven, CT Robert Roman Port St. Lucie, FL Carl Roy Livonia, MI Norma Serrato Redlands, CA Scott Thomas Oklahoma City, OK Cary Weatherly Norfolk, VA Jeff Willhite Bend, OR THE HELPING HANDS PROGRAM The Helping Hands program recognizes outstanding employees who are a positive force in the communities we serve by volunteering their time with local organizations. Chuck Arvia, Senior Manager, IT - Chicago Cares Kirk Kazienko, Manager, Flooring - Bernie’s Kids Sylvia Kellogg, Manager, Research - Forest Preserve District of DuPage County Sandy Krajecki, Administrative Coordinator, Corporate Innovation Center - Save-A-Pet William Krizak, Storeroom Supervisor, Galena Park, TX - Boy Scouts of America Troop 293 Vicki Small, Branch Supervisor, San Jose, CA – Furry Friends Pet Assisted Therapy Eric Reitz, Regional Manager, Financial Planning and Analysis - Forest Hill Rec Council Fred Washington, Manufacturing Regional Technical Manager – Harvesters Community Food Network Chris Vana, Business Analyst, IT - Lost Boyz Ronda Wright, Specialist, Operations Process - Midwest Rescue of Illinois

28 \ USG ANNUAL REPORT 2015 DIRECTORS AND EXECUTIVE OFFICERS BOARD OF DIRECTORS Jose Armario (1, 2) Retired Executive Vice President of Worldwide Supply Chain, Development and Franchising, McDonald’s Corporation Thomas A. Burke (1, 4) President and Chief Executive Officer, Modine Manufacturing Company Matthew Carter, Jr. (2, 4) President and Chief Executive Officer, Inteliquent, Inc. Gretchen R. Haggerty (1, 3) Retired Executive Vice President and Chief Financial Officer, United States Steel Corporation William H. Hernandez (1*, 3) Retired Senior Vice President, Finance and Chief Financial Officer, PPG Industries, Inc. Brian A. Kenney (3*, 4) Chairman, President and Chief Executive Officer, GATX Corporation Richard P. Lavin (2*, 3) Former President and Chief Executive Officer, Commercial Vehicle Group, Inc. Steven F. Leer + (2, 4*) Retired Chairman, Arch Coal, Inc. James S. Metcalf Chairman, President and Chief Executive Officer, USG Corporation Committees of the Board of Directors 1. Audit 2. Compensation and Organization 3. Finance 4. Governance *Denotes Chair +Denotes Lead Director CORPORATE OFFICERS James S. Metcalf Chairman, President and Chief Executive Officer Brian J. Cook Executive Vice President and Chief Administrative Officer Dominic A. Dannessa Executive Vice President, Chief Operations and Innovation Officer Matthew F. Hilzinger Executive Vice President and Chief Financial Officer Jennifer F. Scanlon Executive Vice President; President, International and President, L&W Supply Corporation Chris A. Rosenthal Senior Vice President, Human Resources Gregory D. Salah Senior Vice President and President, North America Michelle M. Warner Senior Vice President, General Counsel and Corporate Secretary Kenneth R. Banas Vice President and Treasurer Mary A. Martin Vice President and Associate General Counsel Jeanette A. Press Vice President and Controller Srinivas Veeramasuneni Vice President, Corporate Innovation Center A special note of thanks to Stanley L. Ferguson. We greatly appreciate his contributions, dedication and leadership during his tenure with USG.

USG ANNUAL REPORT 2015 / 29
Reconciliation of GAAP and Non-GAAP Information
In this annual report, our financial results include the non-GAAP financial measures adjusted net income and free cash flow. These non-GAAP financial measures are included because management believes they help investors’ ability to analyze underlying trends in our business, evaluate our performance relative to other companies in our industry and provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results. The non-GAAP measures should not be considered a substitute for or superior to GAAP results and may vary from others in the industry. For further information related to the corporation’s use of non-GAAP financial measures, and the reconciliations to the nearest GAAP measures, see the below:
Adjusted Net Income For the year ended December 31,
(millions) 2015 2014
Net income attributable to USG – GAAP measure $ 991 $ 37
Gain on sale of surplus property, net of tax (7) (12)
Gain on sale of equity method investment, net of tax (6) -
Long-lived asset impairment charges - 90
Contract termination charge (recovery) loss on receivable (6) 15
Pension settlement charge - 13
GTL – Shipping operations (a) (1) (22)
Reduction in valuation allowance for deferred tax assets (731) -
Loss from discontinued operations - 1
Litigation settlement charge - 48
USG’s share of UBBP restructuring charges, net of tax - 2
Gain on deconsolidation of subsidiaries and joint venture - (27)
Withholding tax on property contributed to UBBP - 1
Loss on extinguishment of debt 19 -
Adjusted net income attributable to USG – Non-GAAP measure $ 259 $ 146
(a) Adjusted results for the twelve months ended December 31, 2014 have been adjusted to exclude the results from GTL.
Free Cash Flow For the year ended December 31,
(millions) 2015 2014
Net cash provided by operating activities - GAAP measure $ 331 $ 173
Less: capital expenditures (94) (132)
Free cash flow - Non-GAAP measure $ 237 $ 41
Information Date
Unless otherwise noted, the factual statements contained in this report are as of December 31, 2015.
Forward-Looking Statements
This annual report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 related to management’s expectations about future conditions, including but not limited to management’s expectations about future projects and initiatives. Actual business, market or other conditions may differ materially from management’s expectations and, accordingly, may affect our sales and profitability or other results. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. Actual results may differ materially due to various other factors, including those found in the “Risk Factors” section in our most recent Annual Report on Form 10-K. We assume no obligation to update any forward-looking information contained in this document.

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